JOHN HANCOCK INVESTMENT TRUST

                                  On behalf of

                   JOHN HANCOCK SMALL CAP INTRINSIC VALUE FUND




                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on December 7, 2005, the Board of Trustees of John Hancock Small Cap Intrinsic Value Fund (the "Fund") voted to amend the first paragraph of Section 5 of the Fund's Investment Management Contract, effective January 3, 2006, as follows:

     5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.900% of the average daily net asset value of the Fund up to $1,000,000,000 of average daily net assets; and (ii) 0.850% of the amount over $1,000,000,000 of average daily net assets.

Executed this 30th day of December, 2005.


                                     JOHN HANCOCK INVESTMENT TRUST,
                                     On behalf of
                                     John Hancock Small Cap Intrinsic Value Fund



                                 By: /s/Alfred P. Ouellette
                                     Alfred P. Ouellette
                                     Assistant Vice President and Assistant
                                      Secretary



                                     JOHN HANCOCK ADVISERS, LLC



                                 By: /s/Brian E. Langenfeld
                                     Brian E. Langenfeld
                                     Assistant Vice President and Assistant
                                      Secretary